May 4, 2005

For Immediate Release

Collegiate Pacific Reports Q3 Earnings Per Share of $.08
and Re-Affirms Guidance

•	Gross Profit Margins exceed 35% for the Third Quarter

•	Net Sales up 142% to $27.0 Million vs. $11.2 Million; Backlogs Up

•	Company Re-Affirms FY05, FY06 Guidance

The Company will host a conference call today, at 10:00AM CST, to discuss the Quarter and future plans. The call may be accessed by dialing 1-866-800-8652 and using participant code 34795846. A replay of the call will be available for 30 days by calling 1-888-286-8010 and entering passcode 56606244.

Dallas, TX. Collegiate Pacific Inc. (AMEX – BOO) today reported results for its third fiscal quarter ended March 31, 2005.

Michael J. Blumenfeld, Chairman and CEO commented: “We are pleased to report these results for the quarter. Producing a 33% increase in quarterly operating profits — despite absorbing the start-up, training and operating expenses from 30 newly acquired road salesmen inherited during the seasonal low point of their earnings and sales contribution — is most gratifying. Our rapidly expanding sales force is strongest during the July – December time frame, and future sales force additions will serve to further strengthen this season. This is a significant shift from Collegiate Pacific’s traditional January – June seasonality. Future earnings and sales patterns will continue to reflect this shift.”

“Fully Diluted EPS of $.08 for the quarter included approximately $.05 in quarterly EPS dilution as a result of the interest expense from our recent convertible debt offering. Fully Diluted EPS would have been approximately $.13 without this effect. We continue to review a number of acquisition and joint-venture candidates as we seek to deploy proceeds from the convertible debt offering. We maintain strict acquisition criteria and believe that in an environment of rising interest rates such an approach will prove valuable for shareholders. The Salkeld Team Sports acquisition remains on pace, with closing anticipated during the month of May. Salkeld will add 15 experienced salesmen to our platform, and strengthens the Company’s presence in the Midwestern USA.”

“The Company today is reiterating its FY05 and FY06 earnings guidance of $.40 — $.42 and $.50 - $.56 per fully diluted share, respectively. This guidance assumes no application of proceeds from the recent convertible debt offering, thus assumes the full dilutive effects of the bond debt of approximately $.05 per quarter. The Company continues to review acquisition targets and intends to put the capital to work as conditions merit.”

Adam Blumenfeld, President, commented on the quarter: “We are extremely pleased with the operating results for the quarter, and progress year to date. Gross profit margins, up approximately 180 basis points sequentially from the second to third quarters at 35.07%, is a testament to ongoing field training efforts and the effective sell through of Collegiate Pacific proprietary equipment by our road sales team. Sales backlogs as of March 31, 2005 were up 18%, $9.5M vs. $8.1M, over the comparative FY2004 period, on an “apples to apples” basis. This, in combination with an attractive slate of new products and programs for FY06 has management optimistic regarding prospects for our internal sales growth. We continue to prepare the operating platform to support a materially larger and more profitable enterprise, as the Company looks to expand both its geographic footprint and the breadth of product supplied through the selling channels.”

Discussion of Financial and Operating Results

Collegiate Pacific grew net sales 142% to $27.0 million, in large part due to the acquisitions we completed during fiscal 2004 and the first two quarters of fiscal 2005. We continued our efforts during the third fiscal quarter to direct some of our traditional catalog customers to our road sales team, which contributed to their additional sales growth. We believe that if we can successfully service some of our catalog customers in specific regions of the United States with our road sales team, it will result in growth in net sales through greater account penetration and retention.

For comparative periods, gross profit margins were down, as expected, as a percentage of sales from 37% to 35%, due to the sales of soft good athletic apparel and footwear by our road sales team. We historically have recognized higher gross profit margins from our sales of sporting goods and equipment than we have from the sale of soft good athletic apparel and footwear. However, the Company experienced an increase in its gross profit margins from the second to the third quarters of this fiscal year and believe this trend will continue as we complete our field training efforts with our road sales team and recognize the results of those efforts in the form of increased sales of our proprietary sporting goods and equipment products by our road sales team. Operating profit increased to $2.0 million, benefiting from higher net sales and increased gross profit margins, partially offset by higher selling, general and administrative expenses. Net income decreased to $788 thousand, driven primarily by interest expense on the convertible debt.

COLLEGIATE PACIFIC INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	June 30,
	2005	2004
ASSETS	(Unaudited)

CURRENT ASSETS:
Cash and cash equivalents	$41,008,491	$7,473,145
Accounts receivable, net of allowance for doubtful accounts of
$953,122 and $635,531, respectively	19,153,911	10,683,860
Inventories	15,287,716	9,214,063
Current portion of deferred taxes	149,414	149,414
Prepaid income taxes	511,594	—
Prepaid expenses and other current assets	1,813,186
	—	496,912

Total current assets	77,924,312	28,017,394
PROPERTY AND EQUIPMENT, net of accumulated depreciation of
$1,165,435 and $870,394, respectively	1,346,555	831,205
DEFERRED DEBT ISSUANCE COSTS, net of accumulated amortization of
$222,784 and $0, respectively	3,155,522	—
INTANGIBLE ASSETS, net of accumulated amortization of
$543,337 and $346,238, respectively	254,502	429,833
GOODWILL	23,899,199	17,308,487
DEFERRED INCOME TAXES	100,812	100,812
OTHER ASSETS	242,533	259,012

Total assets	$106,923,435	$46,946,743

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$7,848,026	$4,983,603
Accrued liabilities	1,828,863	1,283,553
Dividends payable	254,919	247,128
Accrued interest	988,681	—
Current portion of long-term debt	271,067	124,800
Income taxes payable	—	700,850

Total current liabilities	11,191,556	7,339,934
REDEEMABLE COMMON STOCK (see Note 2)	—	7,250,000
LONG-TERM DEBT	50,374,415	73,200
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock, $0.01 par value, 1,000,000 shares authorized; no shares
issued	—	—
Common stock, $0.01 par value, 50,000,000 shares authorized;
10,196,780 and 9,884,142 shares issued and
10,110,754 and 9,798,116 shares outstanding, respectively	101,968	98,842
Additional paid-in capital	41,857,822	31,469,423
Retained earnings	4,055,125	1,372,795
Treasury stock at cost, 86,026 shares, respectively	(657,451)	(657,451)

Total stockholders’ equity	45,357,464	32,283,609

Total liabilities and stockholders’ equity	$106,923,435	$46,946,743

COLLEGIATE PACIFIC INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2005	2004	2005	2004
Net sales	$27,018,429	$11,153,919	$78,523,315	$21,365,956
Cost of sales	17,544,088	7,014,007	51,745,869	13,458,203

Gross profit	9,474,341	4,139,912	26,777,446	7,907,753
Selling, general and administrative expenses	7,469,843	2,629,437	19,964,610	6,223,091
Amortization expense	14,755	12,266	189,284	36,799

Operating profit	1,989,743	1,498,209	6,623,552	1,647,863

Other income (expense):
Interest income	179,288	6,210	237,732	15,484
Interest expense	(899,372)	(4,823)	(1,240,891)	(28,684)
Other	32,774	1,435	153,338	2,430

Total other income (expense)	(687,310)	2,822	(849,821)	(10,770)

Income before income taxes	1,302,433	1,501,031	5,773,731	1,637,093
Provision for income taxes	514,772	606,336	2,333,047	676,330

Net income	$787,661	$894,695	$3,440,684	$960,763

Weighted average number of shares outstanding:
Basic	10,094,747	6,516,430	10,002,640	5,474,477

Diluted	10,410,933	7,957,793	10,277,970	6,909,524

Net income (loss) per share common stock – basic	$0.08	$0.14	$0.34	$0.18

Net income (loss) per share common stock – diluted	$0.08	$0.11	$0.33	$0.14

Collegiate Pacific is the nation’s fastest growing manufacturer and supplier of sports equipment primarily to the institutional and team dealer markets. The Company offers more than 4,500 products to 300,000 prospective and existing customers. The Company distributes approximately 1.5 million catalogs annually and employs approximately 150 professional road salesmen.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements relating to Collegiate Pacific’s anticipated financial performance, business prospects, new developments and similar matters, and/or statements preceded by, followed by or that include the words “believes,” “could,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” or similar expressions. These forward-looking statements are based on management’s current expectations and assumptions, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual results may differ materially from those suggested by the forward-looking statements due to a variety of factors, including changes in business, political, and economic conditions due to the threat of future terrorist activity or otherwise, actions and initiatives by current and potential competitors, and certain other additional factors described in Collegiate Pacific’s filings with the Securities and Exchange Commission. Other unknown or unpredictable factors also could have material adverse effects on Collegiate Pacific’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Collegiate Pacific is not under any obligation and does not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this press release to reflect circumstances existing after the date of this press release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

Contact:
Collegiate Pacific, Dallas
Adam or Michael Blumenfeld, 972-243-8100